Exhibit 99.01

Loxo Oncology Reports Fourth Quarter and Year-End 2015 Financial Results and Provides Program Updates

— Updated LOXO-101 Phase 1 Clinical Data Accepted for Oral Plenary Session Presentation at 2016 AACR Annual Meeting —

— LOXO-195, Next-Generation Selective TRK Inhibitor Addressing Potential Acquired Resistance, to Enter the Clinic in 2017 —

— Cash Position Funds Operations Well Into 2018 —

STAMFORD, Conn., March 15, 2016 — Loxo Oncology, Inc. (Nasdaq:LOXO), a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers, today reported fourth quarter and year-end 2015 financial results and provided an update on its drug development programs. Loxo Oncology will not be conducting a conference call in conjunction with this earnings release.

“We ended 2015 with great momentum behind LOXO-101 and our pipeline programs,” said Josh Bilenker, M.D., chief executive officer of Loxo Oncology. “We are excited to announce that updated LOXO-101 adult Phase 1 data have been selected for an oral plenary session at AACR in April. This presentation will provide further follow-up on the first three enrolled patients with TRK fusions that responded to LOXO-101, and will provide initial response assessment and follow-up on the next three enrolled patients with TRK fusions. We are also pleased to announce that we have developed a next-generation selective TRK inhibitor, LOXO-195, in collaboration with our partner Array BioPharma. Last year, we supported academic research to anticipate potential mechanisms of acquired resistance to TRK inhibition and we have continued to follow published literature reports that corroborate and add to those results. Should a patient progress on LOXO-101 or another compound, we hope LOXO-195 will be able to induce a new response in the patient and functionally extend time on therapy.”

Dr. Bilenker continued, “We are fortunate that our financing in November allows us to fund operations well into 2018, which we believe will provide ample runway for potentially meaningful clinical data events for LOXO-101, LOXO-195, our RET program and other possible Array collaboration projects.”

New Announcements

•                  Updated LOXO-101 Phase 1 Data at AACR: Loxo Oncology announced today that updated clinical data from the ongoing LOXO-101 Phase 1 trial were accepted for oral plenary session presentation at the 2016 American Association for Cancer Research (AACR) Annual Meeting in New Orleans, taking place April 16-20, 2016. This presentation will be an update to data presented at the AACR-NCI-EORTC meeting in November 2015, with a focus on enrolled patients with

TRK fusions. The abstract title will be posted online at 4:30 p.m. ET on Wednesday, March 16.

•                  Next-Generation Selective TRK Inhibitor: Acquired resistance to targeted therapies has proven to be an important component of long-term cancer care and targeted therapy drug development. In anticipation of potential resistance to LOXO-101, and in light of recent published literature regarding emerging mechanisms of resistance to TRK inhibition, Loxo Oncology today unveiled its next-generation selective TRK inhibitor, LOXO-195, which is capable of addressing potential mechanisms of acquired resistance that may emerge in patients receiving LOXO-101 or multikinase inhibitors with anti-TRK activity. With the LOXO-195 program, Loxo Oncology has an opportunity to strengthen its leadership position in the field of TRK inhibition and clinically extend the duration of disease control for patients with TRK-driven cancers. Loxo Oncology will begin IND-enabling activities in 2016 that should enable initiation of a LOXO-195 Phase 1 study in 2017.

•                  2015 Financial Results and 2016 Cash Guidance. As of December 31, 2015, Loxo Oncology had cash, cash equivalents and investments of $153.9 million. The company expects a cash burn of $48 to $52 million in 2016. The company believes that based upon its current operating plan, its existing capital resources will be sufficient to fund its anticipated operations well into 2018.

Recent Highlights

LOXO-101 Program

•                  LOXO-101 Phase 1 Pediatric Trial Initiated: In December, Loxo Oncology enrolled the first patient in the LOXO-101 pediatric Phase 1 trial, a multicenter, open-label trial in pediatric patients with advanced solid or primary CNS tumors.

•                  LOXO-101 Phase 1 Data Presented at AACR-NCI-EORTC: Results from the Phase 1 study of LOXO-101 were reported in a late-breaking oral presentation at the 27th AACR-NCI-EORTC Symposium on Molecular Targets and Cancer Therapeutics in November. As of the October 20, 2015 cutoff date, six patients with cancers harboring TRK fusions had been enrolled and treated. Three of the six patients with TRK fusion cancers had been on study long enough for their first efficacy assessment, and all three had achieved an objective response at the first response assessment, as defined by standard RECIST criteria. See the full data here.

•                  LOXO-101 Phase 2 Basket Trial Initiated: In October, Loxo Oncology enrolled the first patient in the LOXO-101 Phase 2 trial, a global, multi-center, single-arm, open-label basket trial in adult patients with solid tumors that harbor a TRK fusion.

•                  LOXO-101 Selected for NCI-MATCH Trial: In October, the independent committee of the National Cancer Institute-Molecular Analysis for Therapy Choice (NCI-MATCH) clinical trial chose LOXO-101 as the sole, dedicated treatment arm for patients with TRK gene fusions. Loxo Oncology anticipates that the NCI will activate the TRK fusion arm of this study later in 2016.

Pipeline: RET and FGFR Pre-clinical Programs

•                  Data on RET and FGFR Programs Presented at AACR-NCI-EORTC: Loxo Oncology presented two preclinical posters at AACR-NCI-EORTC containing the first publicly disclosed data for its Rearranged during Transfection (RET) and Fibroblast Growth Factor Receptor (FGFR) programs showing potential best-in-class selectivity and target coverage.

•                  RET Clinical Trial Initiation: Consistent with prior guidance, the company plans to initiate a Phase 1 study of its RET inhibitor in late 2016 or early 2017.

Corporate Activities

•                  Strengthened Balance Sheet: Loxo Oncology raised $76.2 million in gross proceeds in an equity financing in November 2015. Loxo Oncology’s cash, cash equivalents and marketable securities are expected to be sufficient to fund operations well into 2018.

Fourth Quarter and Year-End 2015 Financial Results

Cash, cash equivalents and investments totaled $153.9 million as of December 31, 2015, compared to $112.9 million as of December 31, 2014. The increase was attributable to $71.3 million in net proceeds from our November 2015 equity financing offset by $30.3 million in cash burn.

Research and development expenses were $9.8 million for the fourth quarter of 2015 compared to $4.6 million in the fourth quarter of 2014. The increase was primarily attributable to expanded Phase 1 and Phase 2 clinical development activities for LOXO-101 and additional full-time equivalents and other support dedicated to discovery, preclinical, and manufacturing activities at Array BioPharma or third-party vendors.

Research and development expenses were $25.6 million for the year ended December 31, 2015, compared to $14.5 million for the year ended December 31, 2014.  The increase was primarily due to expanded Phase 1 and Phase 2 clinical development activities for LOXO-101 and additional full-time equivalents and other support dedicated to discovery, preclinical, and manufacturing activities at Array BioPharma or third-party vendors.  The company also recognized R&D-related stock-based compensation expense of $3.3 million during the year ended December 31, 2015 compared to $2.0 million for the year ended December 31, 2014.

General and administrative expenses were $3.2 million for the fourth quarter of 2015 compared to $2.6 million in the fourth quarter of 2014. The increase was primarily due to additional full-time equivalents, increased compensation costs and increased costs associated with operating as a public company.

General and administrative expenses were $10.5 million for the year ended December 31, 2015, compared to $6.2 million for the year ended December 31, 2014. The increase was primarily due to additional full-time equivalents, increased compensation costs and increased costs associated with operating as a public company. The company also recognized G&A-related stock-based compensation expense of $2.8 million during the year ended December 31, 2015 compared to $1.0 million for the year ended December 31, 2014.

Net loss attributable to common stockholders was $12.9 million for the fourth quarter of 2015, compared to $7.1 million for the fourth quarter of 2014. Net loss attributable to common stockholders was $35.9 million for the year ended December 31, 2015, compared to $20.7 million for the year ended December 31, 2014.

About LOXO-101

LOXO-101 is a potent, oral and selective investigational new drug in clinical development for the treatment of patients with cancers that harbor abnormalities involving the tropomyosin receptor kinases (TRKs). Growing research suggests that the NTRK genes, which encode for TRKs, can become abnormally fused to other genes, resulting in growth signals that can lead to cancer in many sites of the body. In an ongoing Phase 1 clinical trial, LOXO-101 has demonstrated encouraging preliminary efficacy. LOXO-101 is also being evaluated in a global Phase 2 multi-center basket trial in patients with solid tumors that harbor TRK gene fusions, and a Phase 1 dose escalation trial in pediatric cancer patients. For additional information about both the LOXO-101 clinical trials, please refer to www.clinicaltrials.gov. Interested patients and physicians can contact the Loxo Oncology Physician and Patient Clinical Trial Hotline at 1-855-NTRK-123.

About Loxo Oncology

Loxo Oncology is a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers. Our pipeline focuses on cancers that are uniquely dependent on single gene abnormalities, such that a single drug has the potential to treat the cancer with dramatic effect. We believe that the most selective, purpose-built medicines have the highest probability of maximally inhibiting the intended target, thereby delivering best-in-class disease control and safety. Our management team seeks out experienced industry partners, world-class scientific advisors and innovative clinical-regulatory approaches to deliver new cancer therapies to patients as quickly and efficiently as possible. For more information, please visit the company’s website at www.loxooncology.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding the timing and success of our clinical trials, success in our collaborations and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Financials

Loxo Oncology, Inc.

Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$68,177	$43,930
Short-term investments	85,715	62,362
Prepaid expenses with related party	922	663
Other prepaid expenses and current assets	1,830	821
Total current assets	156,644	107,776
Long-term investments	—	6,648
Property and equipment, net	88	12
Other assets	726	23
Total assets	$157,458	$114,459
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$269	$239
Accrued expenses and other current liabilities	2,584	1,548
Total liabilities	2,853	1,787
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 125,000,000 shares authorized; 19,577,707 shares issued and outstanding at December 31, 2015; and 16,644,229 shares issued and 16,634,063 shares outstanding at December 31, 2014	2	2
Additional paid-in capital	221,457	143,660
Accumulated deficit	(66,838)	(30,962)
Accumulated other comprehensive loss	(16)	(28)
Total stockholders’ equity	154,605	112,672
Total liabilities and stockholders’ equity	$157,458	$114,459

Loxo Oncology, Inc.

Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31, 2015	Year Ended December 31, 2014
Operating expenses:
Research and development with related party	$11,611	$7,568
Research and development	13,956	6,947
General and administrative	10,508	6,175
Total operating expenses and loss from operations	(36,075)	(20,690)
Interest income, net	199	18
Net loss	$(35,876)	$(20,672)
Accretion of redeemable convertible preferred stock	—	(34)
Net loss attributable to common stockholders	$(35,876)	$(20,706)
Per share information:
Net loss per share of common stock, basic and diluted	$(2.12)	$(3.06)
Weighted average shares outstanding, basic and diluted	16,894,549	6,773,673

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Contacts

Loxo Oncology, Inc.

Company:

Jacob S. Van Naarden

Chief Business Officer

jake@loxooncology.com

Investors:

Peter Rahmer

The Trout Group, LLC

646-378-2973

prahmer@troutgroup.com

Media:

Dan Budwick

Pure Communications, Inc.

973-271-6085

dan@purecommunicationsinc.com